 Exhibit 99.1

 PNM Resources CFO Leaving Company To Go To
Compression Polymers Holding, Inc.

For Immediate Release
August 8, 2005

(ALBUQUERQUE, New Mexico) - PNM Resources (NYSE:PNM) announced today Chief Financial Officer John Loyack is leaving the company Sept. 1 to become chief operating officer and interim chief financial officer at Compression Polymers Holding, Inc., near Scranton, Pa.

"I really appreciate what John has contributed to the company in the six years he has been here, including his leadership in our acquisition of TNP Enterprises," said Jeff Sterba, chairman, president and CEO.  "The job at Compression was something he just couldn't turn down.  It's a job that is intriguing to him and allows him to return to his home state of Pennsylvania, which has been a long-standing desire of his family."

Terry Horn, PNM Resources' vice president and corporate secretary, will assume responsibilities as acting CFO on Aug. 10. The company will conduct a national search for a permanent CFO.  Horn has more than 20 years' experience directing the company's financing activities and served as the company's treasurer for the last seven years.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with consolidated operating revenues of $2.3 billion. Through its utility and energy service subsidiaries, PNM Resources supplies electricity to 725,000 homes and businesses in New Mexico and Texas and natural gas to 471,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Other subsidiaries include First Choice Power, a deregulated competitive retail electric provider in Texas, and Avistar, an energy research and development company. PNM Resources and its subsidiaries also sell power on the wholesale market in the West. For more information, visit PNMResources.com.